As filed with the Securities and Exchange Commission on April 23, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3913221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15455 Dallas Parkway, Suite 550 Addison, Texas	75001
(Address of principal executive offices)	(Zip code)

Inducement Equity Awards

(Full title of the plan)

Soumit Roy

Chief Legal Officer, General Counsel and Corporate Secretary
15455 Dallas Parkway, Suite 550

Addison, Texas
(Name and address of agent for service)

(972) 248-0412

(Telephone number, including area code, of agent for service)

With a copy to:

Lanchi D. Huynh Kirkland & Ellis LLP 1601 Elm Street Dallas, Texas 75201 (214) 972-1770

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	409,900 (2)	$1.38 (3)	$565,662.00	$73.43
Common Stock, par value $0.0001 per share	388,500 (4)	$1.40 (5)	$543,900.00	$70.60
Total			$1,109,562.00	$144.03

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Daseke, Inc. (the “registrant”) issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.
(2)	Represents shares of Common Stock issuable upon the vesting and exercise of stock option awards granted as employment inducement awards pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(3)	Calculated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, this price is equal to the per share exercise price of the stock option awards.
(4)	Represents shares of Common Stock issuable upon settlement of performance-based restricted stock unit award to be granted as employment inducement awards pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
(5)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, this price is equal to the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on April 20, 2020.

EXPLANATORY NOTE

This registration statement is being filed for the purpose of registering 798,400 shares of Common Stock reserved for issuance in accordance with the award agreements the registrant has entered into or will enter into with Jason Bates in connection with his appointment as the registrant’s Executive Vice President and Chief Financial Officer, which awards have been or will be made outside of a stockholder approved equity incentive plan in accordance with the employment inducement award exemption provided by Rule 5635(c)(4) of the Nasdaq Listing Rules.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this registration statement.*

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.*

* The documents containing the information specified in this Part I will be sent or given to Mr. Bates as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the registrant hereby incorporates by reference into this registration statement the following documents:

a.	the registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, filed with the Commission on March 10, 2020;

b.	the registrant’s Current Report on Form 8-K filed with the Commission on February 10, 2020, April 1, 2020 and April 8, 2020; and

c.	the description of the registrant’s securities contained in the Registration Statement on Form 8-A, filed by Hennessy Capital Acquisition Corp. II (renamed Daseke, Inc.) with the Commission on July 21, 2015, including any amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The registrant’s certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that the registrant will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the registrant, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the registrant, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the registrant is jointly liable with the director or officer, to the fullest extent permitted by law, the registrant waives and relinquishes any right of contribution it may have against the director of officer; (iii) proportionate contribution by the registrant of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the registrant is jointly liable; and (iv) to the fullest extent permitted by law, that the registrant will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the registrant. The registrant also intends to enter into indemnification agreements with its future directors and executive officers.

The registrant has purchased directors’ and officers’ liability insurance. The registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this registration statement, which are incorporated herein:

Exhibit No.	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2017).
4.2	By-Laws of Daseke, Inc., as last amended and effective May 22, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on May 25, 2018).
4.3*	Non-Qualified Stock Option Award Agreement, dated as of April 20, 2020, between registrant and Jason Bates.
4.4*	Non-Qualified Stock Option Award Agreement, dated as of April 20, 2020, between registrant and Jason Bates.
4.5*	Performance Stock Unit Award Agreement, to be dated as of April 23, 2020, between registrant and Jason Bates.
5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 to this registration statement).
24.1*	Power of Attorney (contained on the signature page of this registration statement).

* Filed herewith.

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on April 23, 2020.

DASEKE, INC.

By:	/s/ Christopher Easter
Name:	Christopher Easter
Title:	Chief Executive Officer, Chief Operating Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Easter and Soumit Roy, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher Easter Christopher Easter	Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer and Principal Financial Officer)	April 23, 2020

/s/ Angie J. Moss Angie J. Moss	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 23, 2020

/s/ Brian Bonner Brian Bonner	Executive Chairman	April 23, 2020

/s/ Kevin M. Charlton Kevin M. Charlton	Director	April 23, 2020

/s/ Don R. Daseke Don R. Daseke	Director	April 23, 2020

/s/ Daniel J. Hennessy Daniel J. Hennessy	Director	April 23, 2020

/s/ Chuck Serianni Chuck Serianni	Director	April 23, 2020

/s/ Jonathan Shepko Jonathan Shepko	Director	April 23, 2020

/s/ Kim Warmbier Kim Warmbier	Director	April 23, 2020

/s/ Ena Williams Ena Williams	Director	April 23, 2020